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                                                                     EXHIBIT 5.1


                               RAYTHEON COMPANY
                               141 Spring Street
                             Lexington, MA  02421


                                 May 11, 1999



Raytheon Company
141 Spring Street
Lexington, MA  02421

Ladies and Gentlemen:

     I am Senior Vice President and Secretary of Raytheon Company, a Delaware Corporation (the "Company") and am rendering this opinion in connection with a registration statement on Form S-4 (the "Registration Statement") of the Company being filed today with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the following Securities of the Company: (i) $250,000,000 of 6% Exchange Debentures Due 2010 (the "Debentures Due 2010"); and (ii) $550,000,000 of 6.40% Exchange Debentures Due 2018 (referred to hereinafter, together with the Debentures Due 2010, as the "Registered Securities"), to be issued in exchange for outstanding securities of the Company.

     As Senior Vice President and Secretary of the Company, I have examined and am familiar with the Restated Certificate of Incorporation of the Company, as amended to date. I am also familiar with the corporate proceedings taken by the Board of Directors of the Company to authorize the filing of the Registration Statement and the issuance of the Registered Securities.

     In connection with the foregoing, I have examined originals, or copies certified or otherwise identified to my satisfaction, of such documents, corporate records and other instruments as I have deemed necessary or appropriate for the purpose of this opinion.

     Based upon the foregoing, I am of the opinion that the Registered Securities, when duly executed, authenticated and delivered against payment therefor, will be validly issued and will constitute binding obligations of the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other laws affecting creditors' rights generally from time to time in effect.
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     I hereby consent to the filing of this opinion as an exhibit to the
Registration Statement and to the reference to me under the heading "Validity of Debentures" in the Prospectus constituting a part of the Registration Statement.


                                          Very truly yours,

                                          /s/ Thomas D. Hyde

                                          Thomas D. Hyde
                                          Senior Vice President and Secretary

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